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                                                                    EXHIBIT 10.4

EXECUTION COPY

                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (the "Agreement"), is made this 16th day of April, 1999, between WORLD WIDE INDUSTRIAL INVEST B.V., a private limited company organized under the laws of the Netherlands ("World Wide"), and SATURN ELECTRONICS & ENGINEERING, INC., a Michigan corporation whose address is 255 Rex Boulevard, Auburn Hills, MI 48326 ("Saturn").

                                   RECITALS:

     A. World Wide is the owner of 619,610 shares of Class A Voting stock and 619,610 shares of Class B Nonvoting stock of Saturn, no par value
(collectively, the "Stock"), which Stock constitutes twenty percent (20%) of the issued and outstanding stock of Saturn.

     B. Saturn desires to purchase and redeem the Stock upon the terms and conditions contained in this Agreement.

     NOW, THEREFORE, in consideration of the promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, World Wide and Saturn agree as follows:

     1. PURCHASE AND SALE OF STOCK; CLOSING. World Wide agrees to assign, convey, sell and transfer to Saturn at Closing (defined below), and Saturn agrees to purchase, redeem and acquire from World Wide at Closing, all of World Wide's right, title and interest in and to the Stock, free and clear of all liens, charges, security interests, pledges, restrictions, claims and encumbrances of any kind. At the Closing, World Wide shall deliver to Saturn the original of all stock certificates evidencing the Stock (as described on Attachment 1 to this Agreement), duly endorsed for transfer or accompanied by stock powers or assignments duly signed. The closing of the purchase and sale (the "Closing") shall take place on April 30, 1999 or such other date mutually agreed by the parties.

     2. PAYMENT FOR STOCK; CONDITIONS TO CLOSING. The purchase price for the Stock shall be Twenty Seven Million Dollars (U.S. $27,000,000). The purchase price shall be paid by Saturn in cash at Closing via federal wire transfer to a bank account designated by World Wide. The purchase and sale of the Stock is subject to fulfillment or waiver of the following conditions:

     (a) Approval of the purchase by Saturn's Board of Directors.

     (b) Approval of the purchase by World Wide's Board of Directors and General Shareholders Assembly.

     (c) Compliance by the parties with applicable provisions of the Stockholders Agreement among the stockholders of Saturn dated March 21, 1995, as amended by an Amendment No. 1 to Stockholders Agreement dated December 13, 1996, or receipt of a waiver

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by the stockholders of Saturn in the form of Attachment 2 attached hereto waiving compliance with Section 2.3 of the Stockholders Agreement if applicable.

     3.   REPRESENTATIONS.

     (a) World Wide represents and warrants to Saturn now and as of the Closing date that:

          (i) The sale and transfer of the Stock to Saturn was duly authorized and does not violate any contract or agreement to which World Wide is a party or is bound or any requirement of law applicable to World Wide, and all approvals required to transfer the Stock to Saturn have been (or will be by Closing) obtained.

          (ii) World Wide is the sole owner, beneficially and of record, of the Stock, and has good and marketable title to the Stock, free and clear of any and all liens, charges, security interests, pledges, restrictions, claims and encumbrances of any kind.

     (b) Saturn represents and warrants to World Wide now and as of the Closing date that:

          (i) The purchase of the Stock by Saturn was duly authorized and does not violate any contract or agreement to which Saturn is a party or is bound or any requirement of law applicable to Saturn, and all approvals required to purchase the Stock have been (or will be by Closing) obtained.
          (ii) Saturn has provided to World Wide copies of the financial information listed on Attachment 3 attached hereto (collectively, the "Financial Information"). To the best of Saturn's knowledge, the Financial Information does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading as of the date prepared and in light of the circumstances in which they were made. To the best of Saturn's knowledge, Saturn has disclosed to World Wide all material transactions which are currently active and for which Saturn has obtained a signed letter of intent or memorandum of understanding as of March 17, 1999. The Forecasts (defined below) that constitute part of the Financial Information have been prepared in good faith taking into consideration all material information of which the President and Chief Financial Officer of Saturn were aware at the time the Forecasts were prepared. World Wide acknowledges and agrees that Saturn is not making any representation or warranty regarding any forward-looking statements provided to World Wide, including those that constitute part of the Financial Information (collectively, the "Forecasts"), or that Saturn will achieve the numbers set forth in the Forecasts. World Wide further acknowledges and agrees that such Forecasts are subject to uncertainty, unknown or changed opportunities, changed circumstances and other factors which could affect the Forecasts and cause actual results to differ materially (beneficially or


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               detrimentally) from those set forth in the Forecasts. Saturn provided to World Wide estimated net income of Saturn as a percentage of Saturn revenues in the following percentages: 6.8% for the year 2000, 7.2% for the year 2001 and 7.7% for the year 2002. World Wide acknowledges and agrees that these percentages are Forecasts as used in this paragraph and that the disclaimers set forth in this paragraph apply to these percentages.
          (iii)Saturn represents and warrants that Saturn and its subsidiaries, on a consolidated basis, has not been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the United States Internal Revenue Code during the applicable period specified in Section 897(c)(l)(A)(ii) thereof. Saturn shall indemnify and hold World Wide harmless from and against any assessment, penalty or interest charge arising out of or resulting from any breach of the representation made in the previous sentence.

     4. RELEASE AND WAIVER OF WORLD WIDE. In consideration of the purchase price to be paid for the Stock, World Wide, for itself and its successors and assigns, as of the date of Closing releases and discharges Saturn and its directors, officers, shareholders, employees, affiliates, agents, successors and assigns, from any and all claims, demands, actions, suits, liabilities and causes of action of any kind and nature whatsoever, fixed or contingent, and waives all rights, which World Wide may have against Saturn and/or the released parties by reason of World Wide having been a shareholder of Saturn and owner of the Stock.

     5. RELEASE AND WAIVER OF WORLD WIDE DESIGNATED DIRECTORS. Conditioned on receipt by Saturn of written representations from Mr. Mario Borzone and Mr. Enrico Perna that, to the best of their knowledge, they have not breached their fiduciary duties as directors of Saturn (copies of such representations are attached hereto as Attachment 4), Saturn agrees:

     (a) As of the date of Closing (the effective date of his resignation) regarding Mr. Borzone, and as of May 22, 1997 (the effective date he no longer was a director) regarding Mr. Perna, Saturn releases and discharges Messrs. Borzone and Perna from any and all claims, demands, actions, suits, liabilities and causes of action of any kind and nature whatsoever, fixed or contingent, and waives all rights, which Saturn may have against either of them by reason of their having served on the Saturn Board of Directors.

     (b) Saturn currently has in place Directors & Officers Liability insurance (attached hereto as Attachment 5 is a summary of such insurance) and agrees to use reasonable best efforts to keep such insurance (or comparable insurance) in place until December 31, 2001.

     (c) Attached hereto as Attachment 6 is a true and correct copy of Saturn's Articles of Incorporation, as amended to date. At present, Saturn does not contemplate amending Article VIII of its Articles of Incorporation which addresses indemnification of directors and officers of Saturn.

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     6. STOCKHOLDERS AGREEMENT: RESIGNATION. World Wide acknowledges and agrees that, upon transfer of the Stock to Saturn, World Wide shall cease to be a party to the Stockholders Agreement among the shareholders of Saturn dated March 21, 1995, as amended, and World Wide shall not have any rights or obligations thereunder, including, but not limited to, the right to designate a director of Saturn. World Wide shall deliver to Saturn at Closing the resignation of Mario Borzone resigning as a director of Saturn, which resignation shall be effective upon execution.

     7. ADDITIONAL COVENANTS. Saturn and World Wide, on behalf of themselves and their respective subsidiaries, covenant and agree as follows:

     (a) Saturn agrees to terminate the license agreement it currently holds from Bitron, a subsidiary of World Wide, as it applies to certain products at no cost to Bitron. Upon execution of this Agreement, Saturn and Bitron shall execute and deliver the Amendment No. 2 to Technical Information and License Agreement (the "License Agreement") in the form attached as Attachment 7 to this Agreement, which Amendment shall become effective upon Closing of this Agreement. Saturn does not have any of the products being terminated from the License Agreement in production. Promptly after execution of Amendment No. 2, Saturn shall cease using Bitron Technology (as defined in the License Agreement) related to such products and shall return to Bitron all documentation related to such products in accordance with Section 3.06(b) and Article V of the License Agreement (all of the obligations of which shall continue, notwithstanding the termination of Article III pursuant to Amendment No. 2 to the License Agreement). If an opportunity arises with respect to the products for which the license will be terminated, Saturn and World Wide may elect to discuss the opportunity and may mutually agree upon the terms of World Wide/Bitron, Inc. granting to Saturn a license for any of these products on a case-by-case basis.

     (b) For a period of three (3) years from the date of this Agreement, Saturn and World Wide agree not to employ or solicit to employ any person who is employed by the other party in an executive, management or professional level position or any person who is otherwise considered a key employee, without the other party's prior written consent.

     (c) For a period of three (3) years from the date of this Agreement, World Wide and Saturn agree not to operate a production facility within a twenty-five
(25) mile radius of any existing production facility of the other party. The parties acknowledge that operation by World Wide or its affiliates of commercial offices (that is non-production facilities) in the greater Detroit, Michigan area would not constitute a breach of this provision.

     (d) For a period of three (3) years from the date of this Agreement, World Wide and Bitron agree not to misuse any confidential or proprietary written information regarding Saturn obtained from Saturn in connection with Saturn Board of Director meetings to unfairly compete with Saturn. This restriction shall not apply to information which (i) is now or subsequently becomes publicly known or available through no fault of World Wide or Bitron S.p.A; or (ii) is rightfully furnished to World Wide or Bitron S.p.A. by a third person who is not prohibited from disclosing the information acquired by it in any manner. Promptly after execution of this Agreement, World Wide shall return to Saturn all documentation and information regarding Saturn in the possession of World Wide or any of its subsidairies received in connection with




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Saturn Board of Director and Shareholder meetings, and World Wide shall not retain any copies thereof.

     (e) Except as permitted pursuant to the License Agreement, Saturn and World Wide agree that they will not, without the other party's prior written consent, use for any purpose or disclose to any person or entity any confidential or proprietary information or trade secrets acquired by it in any manner (including, but not limited to, information acquired in connection with Saturn Board of Director and Shareholder meetings) which pertains to the business or manner of operation of the other party's business (any such information, "Confidential Information"). This restriction shall not apply to Confidential Information that (i) is now or subsequently becomes publicly known or available without breach of this provision by the recipient, (ii) or is, in the written opinion of legal counsel, required to be disclosed by law or court order. If either party (the "Requested Party") is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information of the other party, such Requested Party will provide the other party with prompt notice of such request(s), to the extent practicable, so that the party whose Confidential Information would be disclosed may seek an appropriate protective order and/or waive compliance with the provisions of this section. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Requested Party is, in the opinion of its counsel, compelled to disclose Confidential Information or notes under pain of liability for contempt or other censure or penalty, the Requested Party may disclose such Confidential Information of the other party (to the extent necessary to avoid such liability, censure, or penalty) without liability hereunder. Each party understands and agrees that money damages may not be a sufficient remedy for any breach of its obligations under this section and that the other party shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this section but may be in addition to all other remedies available at law or equity to the parties.

     8.   MISCELLANEOUS.

     (a) Entire Agreement and Amendment. This Agreement contains the entire agreement between the parties with respect to the matters described herein and is a completely integrated and exclusive statement as to the terms thereof and supersede all previous agreements. This Agreement may not be altered or modified except by a writing signed by the parties hereto.

     (b) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (c) Governing Law and Choice of Forum. Michigan law shall govern the construction and enforceability of this Agreement. Any and all actions concerning any dispute arising hereunder shall be filed and maintained only in a court sitting in Michigan.

     (d) Further Assurances. Saturn and World Wide agree that they shall execute and deliver any and all additional writings, instruments and other documents contemplated hereby or referred to herein and shall take such further actions as shall be reasonably required in order to



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effectuate the terms and conditions of this Agreement and carry out its purposes.

         (e) Transfer Taxes. World Wide shall pay and indemnify Saturn from and against any sales, use, excise, transfer or other similar tax imposed with respect to the sale of the Stock to Saturn, and any interest and penalties related thereto. World Wide shall not be responsible for tax assessments, penalties or interest charges arising out of or resulting from a breach of Saturn's representations and warranties set forth in Section 3(b)(iii) above.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

                                          WORLD WIDE INDUSTRIAL INVEST B.V.



                                          By: /s/ Claude Aloyse Schmitz
                                             ----------------------------------
                                              Claude Aloyse Schmitz, Director


                                          By: /s/ Ronald Vergunst
                                             ----------------------------------
                                              Ronald Vergunst, Director


                                          By: /s/ Pierfranco Riva
                                             ----------------------------------
                                              Pierfranco Riva, Director


                                          SATURN ELECTRONICS & ENGINEERING, INC.



                                          By: /s/ Wallace K. Tsuha, Jr.
                                             ----------------------------------
                                              Wallace K. Tsuha, Jr.

                                          Its: CEO and President

Bitron, S.p.A. signs this Agreement to agree to be bound by the covenants set forth in Section 7 of this Agreement.

                                          BITRON, S.p.A.


                                          By:  /s/
                                             ----------------------------------

                                          Its: President
                                              ---------------------------------



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